Exhibit 99.1

Green Earth Technologies, Inc. Reports Preliminary Fiscal 2011 Revenue Results

Full Year Revenues Triple and Fourth Quarter Revenues Increase 313%

WHITE PLAINS, N.Y., July 20, 2011 /PRNewswire/ -- Green Earth Technologies, Inc. (OTCBB: GETG), a leading manufacturer and marketer of "green" environmentally safer consumer packaged goods and products, announced today preliminary revenue results for its fiscal year and fourth quarter ended June 30, 2011.

The Company expects to report full-year revenues for fiscal 2011 of approximately $7.5 million, up from $2.4 million in 2010, for a 209% increase.  Total fourth quarter 2011 revenues are expected to be approximately $3.8 million, up from $918,000 in the prior year quarter, representing a 313% increase.

Leading the way to increased revenue were the company’s flagship brands, G-OIL® and G-CLEAN®, which found expanded distribution and a line extension throughout the U.S. as well as Canada and Europe.

"2011 has proved to be a qualification year that allowed us to establish a base to build our brand in both the retailer and quick lube categories for 2012, while also proving consumers are willing to put a domestically sourced bio-based biodegradable engine oil into their cars,” said Jeffrey Loch, President and CMO of Green Earth Technologies. “In addition, we could not be more excited about G-OIL® being the first and only bio-based full synthetic motor oil awarded API certification.”

 “Our preliminary revenue of $7.5 million for the fiscal year demonstrates our operational capability to manage and service significant customers such as Walmart, The Home Depot and ACE Hardware and speaks volumes of our ability to execute,” said Greg Adams, Chief Operating Officer and CFO of Green Earth Technologies. “During fiscal 2011 we started production with our manufacturer, Delta Companies Group, at an accelerated pace and expect to produce predictable quarter-over-quarter revenue growth with steady progression toward profitability.”

On September 15, 2011, the Company expects to report financial results for the fiscal year and fourth quarter ended June 30, 2011, in conjunction with its Form 10K filing with the Securities and Exchange Commission.

ABOUT GREEN EARTH TECHNOLOGIES:

Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise; meaning that consumers can now "do their part" without having to give up performance or value.  "Save the Earth - Sacrifice Nothing®" is the Company's tagline. The "G" family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, and G-CLEAN™, and are offered in a wide range of automotive, outdoor power equipment and household performance and cleaning categories.  G.E.T. products are now readily available on the internet at Amazon.com as well as at a variety or retailers and lube centers, including: The Home Depot, Wal-Mart Stores Inc., Strauss Auto Stores, Canadian Tire Corp. (CTC), Fred Meyer, Kroger, Albertson's, Giant, Shop Rite, VIP, National Auto Stores, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers.  Please visit www.getg.com for the latest news and in-depth information about GET and its brands.

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Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Contacts:

Investor Contact:	Press Contact:
CSIR Group LLC	Courtney Jacobs
(212) 386-7082	Alliance
info@csirgroup.com	(212) 546-2372